Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cheniere Energy Partners GP, LLC:

We consent to the incorporation by reference in the registration statement (No. 333-151155) on Form S-8 and the registration statements (Nos. 333-220017 and 333-219268) on Form S-3 of Cheniere Energy Partners, L.P. of our reports dated February 20, 2018, with respect to the consolidated balance sheets of Cheniere Energy Partners, L.P. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related financial statement schedule I (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Cheniere Energy Partners, L.P.

/s/ KPMG LLP
KPMG LLP

Houston, Texas
February 20, 2018